ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-134553 Dated August 27, 2007

Return Optimization Securities Linked to an International Index Basket

Offering Potential Enhanced Returns in a Moderate-Return Environment Lehman Brothers Holdings Inc. Notes Linked to an International Index Basket due March 31, 2009

Investment Description

These Return Optimization Securities Linked to an International Index Basket (the “Notes”) provide potential enhanced returns based on the positive performance of a basket composed of six international equity indices: the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the Swiss Market Index®, the S&P®/ASX 200 Index and the MSCI Emerging Markets IndexSM. The Notes are designed to enhance returns in a moderate-return environment - meaning an environment in which stocks generally experience no more than moderate appreciation. If the Basket Return is positive, at the maturity of the Notes you will receive your principal plus a return equaling 300% of the Basket Return, up to the Maximum Gain, providing you with an opportunity to outperform the Basket. If the Basket Return is negative, at maturity of the Notes you will receive your principal reduced by a percentage equal to the absolute value of the Basket Return. Investing in the Notes is subject to significant risks, including potential loss of principal and a capped appreciation at maturity.

Features
❑	Potential enhanced returns linked to the positive performance of an international index basket

❑	Diversification into international equity markets

❑	Limited direct exposure to fluctuations in foreign exchange rates

Key Dates1

Trade Date Settlement Date Final Valuation Date Maturity Date	September 25, 2007 September 28, 2007 March 26, 2009 March 31, 2009

[1]	In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Notes remains the same.

Security Offerings

We are offering Return Optimization Securities Linked to an International Index Basket. The Notes are linked to a basket of indices (the “Basket”) consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the Swiss Market Index®, the S&P®/ASX 200 Index and the MSCI Emerging Markets IndexSM (each, a “Basket Index” and, collectively, the “Basket Indices”). The return on the Notes is subject to, and will not exceed, a predetermined Maximum Gain and, accordingly, any return at maturity will not exceed the Maximum Gain. The Maximum Gain will be between 28% and 30% and will be determined on the Trade Date. The Notes are offered at a minimum investment of $1,000.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 730-I dated August 27, 2007, underlying supplement no. 890 dated July 26, 2007 and this term sheet. See “Key Risks” on page 5, the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 730-I for risks related to an investment in the Notes and “Risk Factors” beginning on page US-1 of underlying supplement no. 890 for risks related to the Basket Indices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 730-I, underlying supplement no. 890 or any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	100%	1.75%	98.25%

Total

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 730-I (which supplements the description of the general terms of the Notes) and underlying supplement no. 890 (which describes each of the Basket Indices, as defined herein, including risk factors specific to each). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 730-I, underlying supplement no. 890, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 730-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 730-I and “Risk Factors” in the accompanying underlying supplement no. 890, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement no. 730-I dated August 27, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000119312507189883/d424b2.htm

♦	Underlying supplement no. 890 dated July 26, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000119312507163179/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities Linked to an International Index Basket that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You believe that the Basket will appreciate moderately—meaning that you believe the Basket will appreciate over the term of the Notes and that such appreciation, as leveraged by the Leverage Factor, is unlikely to exceed the indicative Maximum Gain at maturity

♦	You are willing to risk losing some or all of your investment

♦	You are willing to hold the Notes to maturity

♦	You do not seek current income from this investment

♦	You are willing to invest in the Notes based on the range indicated for the Maximum Gain (the actual Maximum Gain will be determined on the Trade Date)

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to international developed markets or emerging markets

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment whose return is not subject to a cap that is equivalent to the Maximum Gain, which will be between 28% and 30% (the actual Maximum Gain will be determined on the Trade Date)

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You seek an investment that offers principal protection when the Notes are held to maturity

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 5, “Risk Factors” in product supplement no. 730-I, underlying supplement no. 890 and the MTN prospectus supplement for risks related to an investment in the Notes.

Indicative Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	18 months

Basket

The Notes are linked to a basket consisting of the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY), the Swiss Market Index® (SMI), the S&P®/ASX 200 Index (AS51) and the MSCI Emerging Markets IndexSM (MXEF) (each, a “Basket Index” and, collectively, the “Basket Indices”).

Index Weightings	Dow Jones EURO STOXX 50® Index FTSE 100 Index® Nikkei 225SM Index Swiss Market Index® S&P®/ASX 200 Index MSCI Emerging Markets IndexSM	35% 25% 25% 5% 5% 5%

Leverage Factor	3

Principal Protection	None. You may lose the entire principal amount of your investment.

Payment at Maturity (per $10)

If the Basket Return (as defined below) is positive, you will receive a cash payment, per $10 principal amount Note, equal to:

$10 + ($10 × Leverage Factor × Basket Return);

provided, however, that in no event will you receive an amount greater than $10 × (1 + the Maximum Gain).

If the Basket Return is less than or equal to 0%, you will receive a cash payment, per $10 principal amount, note equal to:

$10 + ($10 × Basket Return)

In this scenario, you could lose some or all of your principal, depending on how much the Basket declines.

Basket Return	Basket Ending Level - Basket Starting Level Basket Starting Level

Maximum Gain	28% to 30%. The actual Maximum Gain will be determined on the Trade Date.

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level

The Basket closing level on the Final Valuation Date. On the Final Valuation Date, the Basket closing level will be calculated as follows:

100 x [1+ (the Dow Jones EURO STOXX 50® Index Return x 35%) + (the FTSE 100 Index® Return x 25%) + (the Nikkei 225SM Index Return x 25%) + (the Swiss Market Index® Return x 5%) + (the S&P®/ASX 200 Index Return x 5%) + (the MSCI Emerging Markets IndexSM Return x 5%)]

The “Dow Jones EURO STOXX 50® Index Return,” the “FTSE 100 Index® Return,” the “Nikkei 225SM Index Return,” the “Swiss Market Index® Return,” the “S&P®/ASX 200 Index Return” and the “MSCI Emerging Markets IndexSM Return” are the performance of the respective Basket Indices, calculated, in each case, as the percentage change from the related index closing level on the Trade Date to the related index closing level on the Final Valuation Date. See the definition of Index Return under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 730-I.

CUSIP	52522L236

ISIN	US52522L2363

Determining Payment at Maturity

1 Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples reflect the Leverage Factor of 3 and assume a Maximum Gain of 29% (the midpoint of the range of 28% to 30%) and a range of Basket Returns from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 105. Because the Basket Ending Level is 105 and the Basket Starting Level is 100, the Basket Return is 5%, calculated as follows:

(105 – 100)/100 = 5%

Because the Basket Return is 5%, the payment at maturity is equal to $11.50 per $10.00 principal amount Note calculated as follows:

$10 + ($10 × 5% × 3) = $11.50

Example 2—The level of the Basket increases from the Basket Starting Level of 100 to a Basket Ending Level of 115. Because the Basket Ending Level is 115 and the Basket Starting Level is 100, the Basket Return is 15% calculated as follows:

(115 – 100)/100 = 15%

Because the Basket Return is 15% and the Leverage Factor is 3, the return on the Note would be equal to 45%, but it is subject to the Maximum Gain of 29%. Therefore, the payment at maturity is equal to $12.90 per $10.00 principal amount Note calculated as follows:

$10 + ($10 × 29%) = $12.90

Example 3—The level of the Basket decreases from the Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10%, calculated as follows:

(90 – 100)/100 = -10%

Because the Basket Return is -10%, the payment at maturity is equal to $9.00 per $10.00 principal amount Note calculated as follows:

$10 + ($10 × -10%) = $9.00

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument.

Upon the receipt of cash on the Maturity Date of the Notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the Note. Your tax basis in a Note generally will equal the amount you paid to acquire the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be long-term capital gain or loss if you have held the Note for more than one year as of the Maturity Date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Upon a sale, exchange or other disposition of a Note prior to the Maturity Date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the Note. Any such gain or loss will be treated as capital gain or loss. If you have held the Note for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 730-I.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket Indices or any of the stocks included in the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 730-I and in the “Risk Factors” section of the accompanying underlying supplement no. 890. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Potentially Full Market Risk; You May Lose Some or All of Your Principal: The return on the Notes at maturity is linked to the performance of the Basket, and will depend on whether, and the extent to which, the Basket Return is positive. If the Basket Ending Level is less than the Basket Starting Level, you will lose 1% of your principal for every 1% of the amount by which the Basket Ending Level is less than the Basket Starting Level. YOU MAY LOSE THE ENTIRE PRINCIPAL AMOUNT OF YOUR INVESTMENT.

♦

Maximum Gain: An investment in the Basket may exceed the Maximum Gain of between 28% and 30% (to be determined on the Trade Date). YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM GAIN.

♦

Changes in the Level of the Basket Indices May Offset Each Other: The Notes are linked to a weighted basket composed of the Basket Indices. At a time when the level of one or more of the other Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of one or more of the other Basket Indices.

♦

No Interest or Dividend Payments or Voting Rights: As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this term sheet is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar, But the Notes Will Have Some Exposure to Exchange Rate Fluctuations: The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the Basket Indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity. However, because one of the Basket Indices (the MSCI Emerging Markets IndexSM)—but not its component stocks—is denominated in U.S. dollars, you will have foreign currency exposure with respect to that Basket Index, and the value of your Notes will be affected by exchange rate fluctuations between the U.S. dollar and the currencies in which such component stocks are based. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, the value of your Notes may increase or decrease at maturity.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc., and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.175 per $10 principal amount Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket and, Consequently, the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with an investment position in the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the Swiss Market Index®, the S&P®/ASX 200 Index and the MSCI Emerging Markets IndexSM. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with an investment position in the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index, the Swiss Market Index®, the S&P®/ASX 200 Index and the MSCI Emerging Markets IndexSM. Investors should make their own independent investigation of the merits of investing in the Notes.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 730-I.

♦

There are Risks in Emerging Markets: Countries with emerging markets may have relatively unstable governments, may present risks of nationalization of businesses, may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets, and may be less protective of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from August 15, 1997 to August 16, 2007, if the level of the Basket was made to equal 100 on August 16, 2007. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Indices and (ii) the Index Weightings indicated under “Indicative Terms” above. Neither the hypothetical historical performance of the Basket nor the actual historical performance of the Basket Indices should be taken as indications of future performance.

Source: Lehman Brothers Inc.

Dow Jones EURO STOXX 50® Index

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company, Inc. and SWX Group. As discussed more fully in underlying supplement no. 890 under the heading “The Dow Jones EURO STOXX 50® Index”, the Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX 50® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made annually to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX 50® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: .

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at .

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from August 15, 1997 to August 16, 2007. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on August 16, 2007 was 4,062.33.

The information on the Dow Jones EURO STOXX 50® Index provided in this document should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” beginning on page US-5 of underlying supplement no. 890. Information contained in the STOXX Limited website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

FTSE 100 Index®

The FTSE 100 Index® is calculated, maintained, published and disseminated by FTSE International Limited (“FTSE”), a company owned equally by the London Stock Exchange (the “LSE”) and The Financial Times, in association with the Institute and the Faculty of Actuaries. As discussed more fully in underlying supplement no. 890 under the heading “The FTSE 100 Index®”, the FTSE 100 Index® measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100® Index were selected from a reference group of stocks trading on the LSE. The reference stocks were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The 100 stocks included in the FTSE 100 Index® represent the 100 stocks with the largest market value in this reference group. A current list of the issuers that comprise the FTSE 100 Index® is available on the FTSE website at

You can obtain the level of the FTSE 100 Index® at any time from the Bloomberg Financial Markets page “UKX <Index> <GO>“ or from the FTSE website at

The graph below illustrates the performance of the FTSE 100 Index® from August 15, 1997 to August 16, 2007. The historical levels of the FTSE 100 Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The FTSE 100 Index® closing level on August 16, 2007 was 5,858.90.

The information on the FTSE 100 Index® provided in this document should be read together with the discussion under the heading “The FTSE 100 Index®” beginning on page US-10 of underlying supplement no. 890. Information contained in the FTSE website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Nikkei 225SM Index

The Nikkei 225SM Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 890 under the heading “The Nikkei 225SM Index”, the Nikkei 225SM Index is a modified, price-weighted average of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“, from the Reuters service under the symbol “NKY.TK” or from the Nikkei Inc. website at

The graph below illustrates the performance of the Nikkei 225SM Index from August 15, 1997 to August 16, 2007. The historical levels of the Nikkei 225SM Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei 225SM Index closing level on August 16, 2007 was 16,148.49.

The information on the Nikkei 225SM Index provided in this document should be read together with the discussion under the heading “The Nikkei 225SM Index” beginning on page US-13 of underlying supplement no. 890. Information contained in the Nikkei Inc. website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Swiss Market Index®

The Swiss Market Index® is published and maintained by SWX Swiss Exchange. As discussed more fully in underlying supplement no. 890 under the heading “The Swiss Market Index®”, the Swiss Market Index® is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. A current list of the stocks that comprise the Swiss Market Index® is available on the SWX Swiss Exchange website at

You can obtain the level of the Swiss Market Index® at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>“ or from the SWX Swiss Exchange website at

The graph below illustrates the performance of the Swiss Market Index® from August 15, 1997 to August 16, 2007. The historical levels of the Swiss Market Index® should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Swiss Market Index® closing level on August 16, 2007 was 8,422.28.

The information on the Swiss Market Index® provided in this document should be read together with the discussion under the heading “The Swiss Market Index®” beginning on page US-25 of underlying supplement no. 890. Information contained in the SWX Swiss Exchange website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

S&P®/ASX 200 Index

The S&P®/ASX 200 Index is published and maintained by the S&P Australian Index Committee (the ”ASX Committee”), a team of representatives from both Standard & Poor’s and the Australian Stock Exchange. As discussed more fully in underlying supplement no. 890 under the heading “The S&P®/ASX 200 Index”, the S&P®/ASX 200 Index is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee. As of June 30, 2007, the S&P/ASX 200 Index represented approximately 78% of the total market capitalization of the Australian market. The S&P/ASX 200 Index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size. Additional information concerning the S&P/ASX 200 Index may be obtained from the Australian Stock Exchange web site at .

You can obtain the level of the S&P®/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>“ or from the Standard & Poor’s website .

The graph below illustrates the performance of the S&P®/ASX 200 Index from August 15, 1997 to August 16, 2007. The historical levels of the S&P®/ASX 200 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P®/ASX 200 Index closing level on August 16, 2007 was 5,711.50.

The information on the S&P®/ASX 200 Index provided in this document should be read together with the discussion under the heading “The S&P®/ASX 200 Index” beginning on page US-17 of underlying supplement no. 890. Information contained in the Australian Stock Exchange website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is published by Morgan Stanley Capital International Inc. As discussed more fully in underlying supplement no. 890 under the heading “The MSCI Emerging Markets IndexSM”, the MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index that is intended to measure the performance of certain emerging equity markets. As of July 31, 2007, the MSCI Emerging Markets IndexSM consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

You can obtain the level of the MSCI Emerging Markets IndexSM at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>“ or from the MSCI Barra website at

The graph below illustrates the performance of the MSCI Emerging Markets IndexSM from August 15, 1997 to August 16, 2007. The historical levels of the MSCI Emerging Markets IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI Emerging MarketsSM Index closing level on August 16, 2007 was 956.86.

The information on the MSCI Emerging Markets IndexSM provided in this document should be read together with the discussion under the heading “The MSCI Emerging Markets IndexSM” beginning on page US-20 of underlying supplement no. 890. Information contained in the MSCI Barra website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sales of the Notes.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.